EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cascade Microtech, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-121964) on Form S-8 of Cascade Microtech, Inc. of our report dated March 16, 2007, with respect to the consolidated balance sheets of Cascade Microtech, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, redeemable stock, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Cascade Microtech, Inc.

Our report refers to Cascade Microtech, Inc.’s adoption of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006.

/s/KPMG LLP
Portland, Oregon
March 16, 2007